Exhibit 99.(k)(iii)

FUND SUPPORT SERVICES AGREEMENT

This Agreement is made as of September 25, 2013 (the “Effective Date”), by and between the Center Coast MLP & Infrastructure Fund (the “Fund”) and HRC Portfolio Solutions LLC (“HRCPS”), relating to certain services to be provided by HRCPS to the Fund.

WHEREAS, Center Coast Capital Advisors, LP (the “Advisor”) is the investment adviser to the Fund;

WHEREAS, the Fund is a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Fund wishes to retain HRCPS to provide the services set forth herein under the terms and conditions stated below following the closing (the “Closing”) of the Fund’s initial public offering of common shares of beneficial interest (the “Shares”), and HRCPS is willing to provide such services for the compensation set forth below;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereby agree as follows:

1.                                      APPOINTMENT.  The Fund hereby retains HRCPS to furnish, and HRCPS hereby agrees to furnish the services set forth in Section 2 below with respect to the Fund (the “Services”).

2.                                      SERVICES AND DUTIES OF HRCPS.  From the Closing until termination of this Agreement HRCPS shall assist the Fund by:

(a)                                 Providing supervision, administration and coordination of the activities of HRCPS field representatives and any third-party representatives that HRCPS may retain to assist HRCPS in providing any of the Services;

(b)                                 Responding to questions about the Fund from financial advisors (including, without limitation, broker-dealers and registered investment advisers) that are representatives of professional financial intermediaries, regarding the Fund;

(c)                                  Assisting in drafting and editing letters to professional financial intermediaries, distributing mailings to professional financial intermediaries, establishing a calendar for, orchestrating, moderating and scripting update calls with professional financial intermediaries and handling follow up communications related to such calls; and;

(d)                                 Providing assistance in scheduling, organizing and preparing for quarterly conference calls and meetings with financial intermediaries, which may include scripting conference calls, distributing materials in advance and subsequent to meetings, conducting calls on behalf of the advisor, moderating calls and meetings, and other related services;

(e)                                  Communicating with the stock exchange specialist for the Fund’s Shares, and with the closed-end fund analyst community regarding the Fund on a periodic basis;

(f)                                   Assisting and consulting, as reasonably requested by the Adviser, in producing communications targeted to current Fund shareholders and the investment community generally, but excluding marketing materials targeted to prospective investors or prepared for use in an offering of Shares;

(g)                                  As reasonably requested by the Advisor on behalf of the Fund, hosting conferences or meetings with the closed-end fund analyst community at which the Fund and its portfolio managers will be highlighted;

(h)                                 Assisting the Advisor, as requested by the Fund, in the formatting, development and maintenance of the Fund’s website;

(i)                                     Assisting with administrative and accounting issues with respect to the Fund (such services may include, but are not limited to, providing administrative and accounting assistance with respect to dividend policies, leverage policies, general disclosures and reviewing press releases);

(j)                                    Providing quarterly reports of the Services to the Board of Trustees of the Fund (the “Board”) and making such other reports and recommendations to the Board as the Board and the Advisor may reasonably request or deem appropriate; and

(k)                                 Providing such other services as the parties may mutually agree from time to time.

HRCPS acknowledges and agrees that it is not authorized to provide any information or make any representation regarding the Fund or its shares other than as contained in the Fund’s filings with the SEC or as specifically approved in writing by the Fund or the Advisor for use by HRCPS in connection with the performance of the Services.

3.                                      REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF HRCPS.

(a)                                 HRCPS represents and warrants that it has obtained all necessary registrations, licenses and approvals in order to perform the Services contemplated by this Agreement.   HRCPS represents, warrants and agrees that it will maintain in effect during the term of this Agreement all registrations, licenses and approvals necessary to perform the Services.

(b)                                 HRCPS represents, warrants and agrees that it will promptly notify the Fund: (i) in the event that the SEC or any other authority (including any state authority) has censured HRCPS’s activities, functions or operations, suspended or revoked any registration, license or approval, or has commenced proceedings or an investigation that may result in any of these actions; (ii) in the event that there is a change of control of HRCPS or any change in the senior management of HRCPS; or (iii) of any change to HRCPS that may be reasonably expected to adversely affect its ability to perform the Services.

(c)                                  HRCPS represents and warrants that: (i) it is a validly existing entity and has full limited liability company power and authority to perform its obligations under this Agreement; (ii) this Agreement has been duly and validly authorized, executed and delivered on its behalf and constitutes its binding and enforceable obligation in accordance with its terms; and (iii) the execution and delivery of this Agreement, the incurrence of the obligations herein set forth and the performance of the Services will not constitute a breach of, or default under, its constituent documents, other instruments to which HRCPS is a party or by which HRCPS is bound or affected, or under any order, rule or regulation applicable to it of any court or any governmental body or administrative agency having jurisdiction over it.

(d)                                 HRCPS represents and warrants that it will act as an independent contractor in providing the Services.

(e)                                  HRCPS represents and warrants that neither the Fund, nor the legal or accounting service providers to the Fund, is an advisor to HRCPS as to legal, tax, accounting or regulatory matters in any jurisdiction and HRCPS shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the Services contemplated hereby.

(f)                                   HRCPS represents and warrants that it: (i) has not compensated, directly or indirectly, any third party in connection with securing the Fund as a client; and (ii) will not share its fees with any third party, without the prior written consent of the Fund.

(g)                                  HRCPS represents and warrants that it will perform, or contract and coordinate with others to perform, the Services: (i) using sound, commercial practices and in a competent and professional manner by personnel who are knowledgeable, qualified and trained in performing each of the Services; and (ii) in accordance with any written direction by the Fund.  HRCPS agrees that it will make any sub-contracting or coordinating party aware of the representations, warranties and covenants set forth in Section 3(b) and obtain the party’s agreement to abide by them as if the party were subject to this Agreement.

(h)                                 HRCPS represents and warrants that it will cooperate with the authorized officers, employees, subcontractors and agents of the Fund in performing Services as reasonably requested by the Fund.

(i)                                     HRCPS represents, warrants and agrees that it is not authorized to, and it will not and will cause its affiliates not to, provide any information or make any representation regarding the Fund or the Shares other than: (i) information contained in the Fund’s public statements or filings with the SEC; (ii) marketing materials provided prepared, or approved, by the Fund or the Advisor; and (iii) any other information approved in writing, in advance, by the Fund or the Advisor for use by HRCPS in connection with the performance of the Services by HRCPS.

(j)                                    If, at any time, any event has occurred which would make the representations, warranties and covenants contained herein untrue, HRCPS will promptly provide written notification of such event and the facts related thereto to the Fund.

4.                                      REPRESENTATIONS AND WARRANTIES OF THE FUND.

(a)                                 The Fund represents and warrants that it shall promptly notify HRCPS: (i) in the event that the SEC or any other regulatory authority has censured the Fund’s activities, functions or operations, suspended or revoked any registration, license or approval, or has commenced proceedings or an investigation that may result in any of these actions; or (ii) of any change to the Fund that materially and adversely affects HRCPS’s ability to provide its services under this Agreement.

(b)                                 The Fund represents and warrants that: (i) it is a validly existing entity and has statutory trust power and authority to perform its obligations under this Agreement; (ii) this Agreement has been duly and validly authorized, executed and delivered on its behalf and constitutes its binding and enforceable obligation in accordance with its terms; and (iii) the execution and delivery of this Agreement, the incurrence of its obligations herein set forth and the consummation of the transactions contemplated herein, including the payment of HRCPS’s compensation, will not constitute a breach of, or default under, its constituent documents or under any order, rule or regulation applicable to it of any court or any governmental body or administrative agency having jurisdiction over it.

(c)                                  If, at any time, any event has occurred which would make the representations, warranties and covenants contained herein untrue, the Fund will promptly provide written notification of such event and the facts related thereto to HRCPS.

5.                                      COMPENSATION. In payment for the services to be rendered hereunder, the Fund (and any successor to the Fund) shall pay to HRCPS and HRCPS agrees to accept as compensation for all services rendered by HRCPS hereunder, a monthly fee in arrears as follows:

(a)                                 if the average daily net assets of the Fund during any month are $500,000,000 or less, at an annual rate equal to 0.10% of the Fund’s average daily net assets during the month; or

(b)                                 if the average daily net assets of the Fund during any month are more than $500,000,000, at an annual rate equal to 0.15% of the Fund’s average daily net assets during the month.

For any period less than a month during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full month of 28, 29, 30 or 31 days, as the case may be.

6.                                      COMPLIANCE WITH THE FUND’S GOVERNING DOCUMENTS AND APPLICABLE LAW.  In all matters pertaining to the performance of this Agreement, HRCPS will act in accordance with the written disclosures of the Fund in its filings with the SEC or any written materials as specifically approved in writing by the Fund or the Advisor for use by

HRCPS in connection with the performance of the Services. In providing the Services, HRCPS will conform to, and comply with, the requirements of the 1940 Act and the rules and regulations thereunder and all other applicable federal, state and foreign laws and regulations.

7.                                      EXCLUSIVITY.  The services of HRCPS hereunder are not deemed to be exclusive, and HRCPS and its directors, officers, employees and affiliates may, without the prior written consent of the Fund, render such services to others.

8.                                      LIMITATION OF LIABILITY AND INDEMNIFICATION OF HRCPS.

(a)                                 HRCPS will not be liable for any act or omission or for any error of judgment or for any loss suffered by the Fund in connection with the performance of the Services by HRCPS under this Agreement, except a loss directly or indirectly resulting from bad faith, gross negligence or willful misconduct on HRCPS’s part in the performance of its duties, from the reckless disregard by HRCPS of its duties under this Agreement or the material breach by HRCPS of any of HRCPS’s obligations, representations, warranties or covenants hereunder (“HRCPS Disabling Conduct”).

(b)                                 The Fund agrees to indemnify, defend and hold harmless HRCPS, its officers, directors and agents, and any person who controls HRCPS within the meaning of Section 15 of the 1933 Act (collectively, “HRCPS Indemnified Persons”), against any and all claims, demands, liabilities and expenses (including the reasonable and documented out-of-pocket costs of investigating or defending such claims, demands or liabilities and any reasonable and documented out-of-pocket attorney’s fees for HRCPS incurred in connection therewith) that any HRCPS Indemnified Persons may incur arising out of or relating to: (i) the Fund’s material breach of any of its obligations, representations, warranties or covenants contained in this Agreement; or (ii) the Fund’s failure to comply with any applicable laws or regulations, but only to the extent that such claims, demands, liabilities and expenses do not arise out of or are not caused by HRCPS Disabling Conduct.

(c)                                  The foregoing agreements of indemnity shall be in addition to, and shall in no respect limit or restrict, any other remedies which may be available to an indemnified party.

9.                                      LIMITATION OF LIABILITY AND INDEMNIFICATION OF THE FUND.

(a)                                 The Fund will not be liable for any act or omission or for any error of judgment or for any loss suffered by HRCPS in connection with the performance by the Fund of its duties under this Agreement, except a loss resulting from bad faith, gross negligence or willful misconduct on its part in the performance of its duties or from the reckless disregard by it of its duties under this Agreement or the material breach by the Fund of any of the Fund’s representations, warranties or covenants hereunder (“Fund Disabling Conduct”).

(b)                                 HRCPS agrees to indemnify, defend and hold harmless the Fund, its officers, directors and agents, and any person who controls the Fund within the meaning of Section 15 of the 1933 Act (collectively, “Fund Indemnified Persons”), against any and all claims, demands, liabilities and expenses (including the reasonable and documented out-of-pocket costs of investigating or defending such claims, demands or liabilities and any reasonable and documented attorney’s fees of the Fund incurred in connection therewith) that any Fund Indemnified Persons may incur directly or indirectly resulting from HRCPS’s Disabling Conduct.

(c)                                  The foregoing agreements of indemnity shall be in addition to, and shall in no respect limit or restrict, any other remedies which may be available to an indemnified party.

10.                               TERM; TERMINATION.

(a)                                 The term of this Agreement shall commence upon the Effective Date and shall remain in effect for an initial period of three years from and after the Closing.  Thereafter, the Agreement will continue in effect for successive one-year periods unless terminated by either party pursuant to Section 10(b).

(b)                                 This Agreement may be terminated solely as follows:

(i)                                   By HRCPS in the event of a material breach of this Agreement by the Fund and such material breach goes uncured for 30 days following written notice to the Fund of the breach;

(ii)                                By the Fund in the event of a material breach of this Agreement by HRCPS and such material breach goes uncured for 30 days following written notice to HRCPS of the breach;

(iii)                             At the end ofr the initial three-year period, upon at least 60 days prior written notice to HRCPS;

(iv)                            At the end of any successive one-year period, upon at least 60 days prior written notice to HRCPS; and

(v)                               By the express written mutual agreement of the parties hereto.

(c)                                  Sections 8 and 9 and 13 through 22 shall survive any termination of this Agreement.

11.                               INTELLECTUAL PROPERTY.

(a)                                 HRCPS acknowledges that the Fund and the Advisor reserve all rights in and to the trademarks, trade names, trade devices, symbols, insignias, service marks, logos, slogans and other indicia of origin and proprietary identifying symbols that the Advisor, the Fund or any of their affiliates owns or any abbreviation, contraction, designation or simulation thereof used by the Advisor or the Fund or any of their affiliates (the “Marks”).  HRCPS and its employees, agents, contractors and representatives shall not make use of the Marks, except as authorized in writing by the Advisor or the Fund (as the case may be) in connection with HRCPS providing the Services.  Nothing in this Agreement transfers any rights in any Marks to HRCPS or its employees, agents, contractors or representatives and the right to use such Marks as provided herein shall terminate immediately upon the termination of this Agreement.

(b)                                 HRCPS agrees and acknowledges that the Fund owns all right, title, and interest, in or to, the Fund’s website, the source code underlying the Fund’s website, any patentable inventions or copyrightable material that HRCPS develops specifically for the purpose of performing the Services for the Fund, including any moral rights, and that any such copyrightable material is a “work made for hire.”  To the extent that ownership of the Fund’s website, the source code underlying the Fund’s website, any such patentable inventions or copyrightable material are not vested in the Fund, HRCPS hereby assigns all right, title, and interest, in or to, any rights under copyright, patent or otherwise to the Fund.  HRCPS further agrees to execute, or to cause HRCPS’s employees, agents, contractors or representatives to execute, any documents or do such other acts as the Fund may reasonably require in order to confirm the Fund’s ownership in any such copyrights or patents with the appropriate governmental authority. Any intellectual property rights licensed by HRCPS for the purposes of performing the Services shall be assignable to the Fund upon the Fund’s request, unless the Fund gives prior, written consent to enter such a license.

12.                               AMENDMENT OF THIS AGREEMENT. This Agreement may not be amended, supplemented or otherwise modified except by written agreement executed by all the parties hereto.

13.                               CONFIDENTIALITY.

(a)                                 HRCPS and the Fund each acknowledge that it may obtain certain confidential information of the other parties to this Agreement, or, in the case of HRCPS, of the Fund and holders of Shares of the Fund, during the performance of its duties under this Agreement and each party hereto agrees to treat all such confidential information as proprietary information of the applicable party and to keep such information confidential by using the same care and discretion it uses with respect to its own confidential information, property and trade secrets; provided, that a party may disclose confidential information if: (i) such disclosure is approved in writing by the applicable party from which the confidential information originates; or (ii) such disclosure is required by applicable laws, rules, and regulations (including disclosures required in any document filed, provided or furnished with or to the SEC, or other regulatory authority), or such disclosure is made in response to a valid request by a regulatory authority.

(b)                                 If a party to this Agreement is required or requested to disclose confidential information of the other party pursuant to Section 13(a)(ii) above, the disclosing party shall immediately notify the other party in order to provide the other party the opportunity to pursue such legal or other action as such parties may desire to prevent the release of such confidential information, and such disclosing party agrees to provide reasonable assistance to any party seeking to prevent the release of such confidential information, at the expense of the requesting party.

(c)                                  Each of HRCPS and the Fund shall promptly notify the other party in writing of any unauthorized, negligent or inadvertent use or disclosure of such confidential information.

(d)                                 For purposes of this Agreement, “confidential information” does not include information which, without any breach of HRCPS or the Fund of the foregoing: (i) is or becomes publicly available (other than in breach of this Agreement or a violation of a confidentiality obligation owed to a party hereto); (ii) is independently developed by HRCPS or the Fund (as the case may be) outside the scope of this Agreement and without use of confidential information; or (iii) is rightfully obtained by HRCPS or the Fund (as the case may be) from third-parties who have no duty of confidentiality to the Advisor or the Fund, respectively. This Section shall continue in full force and effect notwithstanding the termination of this Agreement.

14.                               NON-ASSIGNABILITY; CHOICE OF LAW; VENUE.

(a)                                 This Agreement may not be assigned by either party without the prior written consent of the other party; provided, that this provision shall not prohibit any assignment of rights and obligations under this Agreement by a party hereto

(i)                                   in combination with a merger, a consolidation, a transfer by operation of law or a sale of substantially all of its operating assets;

(ii)                                to an affiliate.

Subject to the foregoing, this Agreement shall extend to, be binding upon, and inure to the benefit of the parties hereto and their respective representatives, successors and assigns.  An assignment in violation of this provision shall be void ab initio.

(b)                                 The validity, construction, interpretation or performance of this agreement shall be governed by the laws of the State of Delaware applicable to contracts made and to be wholly performed within that State (excluding the law thereof that governs the application of or reference to the law of any other jurisdiction).

(c)                                  The parties agree that any dispute relating to or arising out of this Agreement or the interpretation or performance of this Agreement shall be submitted to arbitration in the City of New York under the auspices of Judicial Arbitration and Mediation Services (“JAMS”).  Each party will be responsible for its respective costs of any such arbitration, including forum fees and fees and expenses of legal counsel.

•                THE PARTIES ACKNOWLEDGE THAT:

•                BY CONSENTING TO ARBITRATION THE PARTIES ARE WAIVING ANY RIGHT TO TRIAL BY A JURY.

•                DISCOVERY IN ARBITRATIONS MAY BE MORE LIMITED THAN IN COURT PROCEEDINGS.

•                ARBITRATORS ARE NOT NECESSARILY BOUND BY RULES OF LAW IN MAKING AWARDS, AND ARE NOT NECESSARILY REQUIRED TO ISSUE A REASONED OPINION IN SUPPORT OF THEIR AWARDS.

•                THERE IS ONLY A LIMITED RIGHT TO APPEAL FROM AN ADVERSE DECISION BY AN ARBITRATION PANEL.

(d)                                 Each party hereby irrevocably waives, to the fullest extent permitted by law, any objection that it may have, whether now or in the future, to the submission of disputes under this Agreement to arbitration in the City of New York under the auspices of JAMS and further waives any claim that any such submission has been made in an inconvenient forum, and each party hereby submits to such arbitration , and agrees that a final determination in any such proceeding shall be conclusive and may be enforced in any manner provided by applicable law.

15.                               WAIVER OF JURY TRIAL.

EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT.

16.                               BOOKS AND RECORDS.

(a)                                 In compliance with the requirements of the 1940 Act, HRCPS hereby agrees that all records which it may maintain for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon request.

(b)                                 Each party to this Agreement hereby agrees that the parties may furnish to legal and regulatory authorities having the requisite authority any information or reports in connection with Services that any such authority may request.  Subject to the proviso below, if the disclosing party is required or requested to provide any information or reports to regulatory authorities, the disclosing party shall immediately notify the other party in order to provide the other party the opportunity to pursue such legal or other action as it may desire to prevent the release of the information or reports; provided, that such notification by the disclosing party need not be made if prohibited by applicable law.

17.                               THIRD-PARTY BENEFICIARIES. The understandings contained in this Agreement are for the sole benefit of the parties hereto and their respective successors and assigns and, except as specifically contemplated herein with respect to HRCPS Indemnified

Persons and Fund Indemnified Persons, shall not be construed as conferring, and are not intended to confer, any rights on any other persons.

18.                               EXECUTION IN COUNTERPARTS.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against the party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories.

19.                               ENTIRE AGREEMENT. This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained.  The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.  This Agreement may not be modified or amended other than by an agreement in writing.

20.                               WAIVERS. Neither the failure nor any delay on the part of any party to this Agreement to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and signed by the party asserted to have granted such waiver.

21.                               CONSTRUCTION. The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

22.                               SEVERABILITY. Every provision in the Agreement is intended to be severable, and if any term or provision hereof is held to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder hereof.

23.                               NOTICES. All notices or other communications provided for herein shall be in writing and shall be deemed to have been duly given if delivered, personally or by facsimile transmittal (receipt confirmed), e-mailed with receipt acknowledged, or sent by reliable courier service for overnight delivery, to the party entitled to such notice by the other party to this Agreement.  Any notice shall be deemed given on the date it is received by the party to whom it is addressed.  As of the date of this Agreement, all correspondence shall be sent to the following addresses:

If to the Fund, to:

Center Coast MLP & Infrastructure Fund

Attn: Dan C. Tutcher

1100 Louisiana Street

Suite 5025

Houston, TX 77002

Phone: 713-759-1400

E-mail:

If to HRCPS, to:

Portfolio Solutions LLC

Attn:  Victor Fontana

125 Maiden Lane

6th Floor

New York, NY 10038

Phone:  646-839-5542

Fax:  212-766-8051

E-mail:  vfontana@hrcfundassoc.com

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

CENTER COAST MLP & INFRASTRUCTURE FUND

By:	/s/ Dan C. Tutcher
Name: Dan C. Tutcher
Title: President and Chief Executive Officer

HRC PORTFOLIO SOLUTIONS LLC

By:	/s/ Victor Fontana
Name: Victor Fontana
Title: Chief Operating Officer and President